Exhibit 99.1

WILLIAM E. CLARK, II AND EDWARD DRILLING NAMED TO
 SIMMONS FIRST CORPORATE BOARD

Pine Bluff, AR – William E. Clark, II and Edward Drilling have been named to the Simmons First National Corporation (NASDAQ-GS: SFNC) Board of Directors, according to J. Thomas May, chairman and chief executive officer.

May noted, “Simmons First is excited to announce the addition of William Clark and Eddie Drilling to our Corporate Board of Directors.  Both of these individuals are difference makers in Central Arkansas and beyond.  Likewise, each is committed to excellence in their respective companies and industries, and both are proactive when it comes to community service.

William and Eddie’s reputations, energy, and expertise will compliment the profile of our existing Board members.  I have had the pleasure of knowing William for 15 years and Eddie for almost 30 years.  Both are highly respected for their commitment to high ethical standards, and they understand the importance of good Corporate Governance.  We are proud that they have agreed to become part of the Simmons First family.”

Clark, chairman and chief executive officer of CDI Contractors, LLC in Little Rock, received his bachelor's degree in business management from the University of Arkansas at Fayetteville.

He is on the Executive Committee for Arkansas Children’s Hospital Foundation, and a member of the Board of Directors for the St. Vincent Foundation, the University of Arkansas Medical Sciences Foundation, First Tee of Little Rock and a member of Fifty for the Future.

Clark has served as chairman of the University of Arkansas Medical Sciences Consortium and was a member of the Arkansas Alumni Advisory Council and Big Brothers Big Sisters of Central Arkansas.

Drilling, president AT&T – Arkansas, received his bachelor’s degree in marketing from the University of Arkansas at Fayetteville and is a graduate of Emory’s Advanced Management Program in Atlanta, Georgia.

He joined Southwestern Bell Telephone Company, now AT&T, in 1979.  He has 15 years experience in various operations positions, including customer service and marketing, and 8 years in the External Affairs organization, before becoming president of the Arkansas Division in 2002.

Drilling is former President of the Little Rock Chamber of Commerce, is Vice chairman of the Arkansas State Chamber of Commerce, and President of Fifty for the Future.

 He is on the Board of Arkansas Children’s Hospital, ACH Research Institute Board, UAMS Foundation Board, Bioventures Advisory Board, University of Arkansas Board of Advisors, Sam M. Walton College of Business Dean’s Executive Advisory Board, and on the Board of Lyon College in Batesville.

Simmons First National Corporation is a $2.7 billion financial holding company with eight community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas.  The Company’s eight banks conduct financial operations from 87 offices, of which 84 are financial centers, in 48 communities.

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FOR MORE INFORMATION CONTACT:
DAVID W. GARNER
Senior Vice President and Investor Relations Officer
Simmons First National Corporation
(870) 541-1000
Ticker symbol: SFNC